News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM ADOPTS 10b5-1 PLAN FOR SHARE REPURCHASES

Bakersfield, CA - December 28, 2005 - Berry Petroleum Company (NYSE:BRY) adopted a plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate the repurchase of its shares of common stock. Rule 10b5-1 allows a company to purchase its shares at times when it would not normally be in the market due to possession of nonpublic information, such as the time immediately preceding its quarterly earnings releases. In addition to share repurchases by the Rule 10b5-1 plan, Berry expects to continue opportunistic repurchases in the open market from time to time during its normal trading windows. This 10b5-1 plan is authorized under, and will be administered consistent with, the Company’s previously announced $50 million share repurchase program. All repurchases of common stock will be made in compliance with regulations set forth by the Securities and Exchange Commission and will be subject to market conditions, applicable legal requirements and other factors. This program does not obligate the Company to acquire any particular amount of common stock and the plan may be suspended at any time at the Company’s discretion.

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as "expects," and others indicate forward-looking statements and important factors which could affect actual results are discussed in Part II of Berry’s Form 10-K filed with the Securities and Exchange Commission, under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."

# # #